Exhibit 5.2

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM	morrison & foerster llp new york, san francisco, los angeles, palo alto, sacramento, san diego, denver, northern virginia, washington, d.c. tokyo, london, brussels, beijing, shanghai, hong kong

December 31, 2014

BioLineRx Ltd.
P.O. Box 45158
19 Hartum Street
Jerusalem 91450, Israel

Re:	BioLineRx Ltd. — Offering of 16,000,000 Ordinary Shares

Ladies and Gentlemen:

We have acted as special U.S. counsel to BioLineRx Ltd. (the “Company”), a corporation organized under the laws of the State of Israel, in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of 16,000,000 ordinary shares, par value NIS 0.01 per share (the “Shares”), issuable under the BioLineRx Ltd. 2003 Share Incentive Plan (the “Plan”).  The Shares may be represented by the Company’s American Depositary Shares (“ADSs”) under the Deposit Agreement dated as of July 21, 2011 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary, and the holders from time to time of the Company’s ADSs.

We have reviewed the Deposit Agreement and the American Depositary Receipts (“ADRs”) evidencing the ADSs and have considered such aspects of New York law as we have deemed relevant for purposes of the opinion set forth below.  In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.
Upon issuance by the Depositary of the ADRs evidencing ADSs, against the deposit of the duly and validly issued Shares in accordance with the provisions of the Deposit Agreement, the ADRs will be duly and validly issued and the persons in whose names such ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

BioLineRx Ltd.
December 31, 2014

2.
The ADSs, when sold or delivered to the award holders in accordance with the Plan and the options or other awards granted thereunder, will entitle the holders of such ADSs to the rights specified in the Deposit Agreement.

Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter.  We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations.  This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.  This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the Act.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP